Report of Ernst & Young LLP, Independent Auditors

Board of Directors
WM Life Insurance Company

We have audited the accompanying statutory basis balance sheet of WM Life Insurance Company (the Company) as of December 31, 1997 and the related statutory basis statements of operations, changes in capital and surplus, and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The statutory basis financial statements of the company as of December 31, 1996, and for the year then ended, were audited by other auditors whose report, dated March 28, 1997, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1, the accompanying financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Department of the State if Arizona, which is a comprehensive basis of accounting other than generally accepted accounting principles

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of WM Life Insurance Company at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Arizona.

This report is intended solely for the use of the Company and for filing with stated insurance regulatory authorities and should not be used for any other purpose.

\s\ Ernst & Young LLP
Seattle, Washington
March 20, 1998


                            WM LIFE INSURANCE COMPANY
          (A Wholly Owned Subsidiary of SAFECO Life Insurance ompany)

                         STATUTORY BASIS BALANCE SHEETS

                                 ADMITTED ASSETS
                                  December 31,
                                       -----------------------------------------
                                            1997                   1996
                                       ------------------    -------------------
Cash and invested assets:
   Debt securities                         $ 599,219,702          $ 609,228,840
   Mortgage loans                                      -            276,847,459
   Common stock of subsidiary                 12,000,830             12,245,985
   Common stock - FHLB                                 -             13,996,800
   Cash and short-term investments           210,751,394             11,393,054
                                       ------------------    -------------------
                                             821,971,926            923,712,138

Investment income due and accrued              9,978,007             11,975,264
Premiums deferred and uncollected                412,334                220,785
Other assets                                      68,911                201,023
Assets held in separate account               96,587,144             71,550,867
                                       ------------------    -------------------

             Total admitted assets         $ 929,018,322        $ 1,007,660,077
                                       ==================    ===================


                       LIABILITIES AND CAPITAL AND SURPLUS


                                                           December 31,
                                             -----------------------------------------
                                                   1997                   1996
                                             ------------------    -------------------
Liabilities:
  Aggregate reserve for life policies and con    $ 743,166,637          $ 772,467,162
  Policy and contract claims                         5,668,323              3,957,644
  General expenses, due and accrued                     18,600                815,134
  Transfers to separate account, due and accr       (3,187,494)            (2,941,353)
  Federal income taxes, due and accrued              1,392,193                336,706
  Taxes, licenses and fees, due and accrued             74,411                107,898
  Interest maintenance reserve                       5,301,244              2,629,851
  Asset valuation reserve                            3,619,776              8,438,084
  FHLB advances                                              -             79,693,750
  Other                                                408,187                532,232
  Liabilities related to separate account           95,442,724             70,699,408
                                             ------------------    -------------------

Total liabilities                                  851,904,601            936,736,516

Capital and surplus:
  Capital stock, $10 par value -
    Authorized, 150,000 shares
    Issued and outstanding, 120,000 shares           1,200,000              1,200,000
  Gross paid-in and contributed surplus             60,848,000             60,848,000
  Unassigned surplus                                15,065,721              8,875,561
                                             ------------------    -------------------

Total capital and surplus                           77,113,721             70,923,561
                                             ------------------    -------------------

Total liabilities and capital and surplus        $ 929,018,322        $ 1,007,660,077
                                             ==================    ===================



                      WM LIFE INSURANCE COMPANY (A Wholly
               Owned Subsidiary of SAFECO Life Insurance Company)

                    STATUTORY BASIS STATEMENTS OF OPERATIONS


                                                                         Year Ended December 31,
                                                                  --------------------------------------
                                                                        1997                1996
                                                                  ------------------  ------------------
REVENUES:
   Premiums and annuity considerations                                 $ 86,015,815        $ 96,674,821
   Investment income, net                                                60,216,145          61,321,964
   Other                                                                  2,158,049           1,444,261
                                                                  ------------------  ------------------

Total revenues                                                          148,390,009         159,441,046

BENEFITS AND EXPENSES:

   Annuity benefits                                                      32,889,090          29,881,647
   Death and disability benefits                                            667,392             336,770
   Surrender benefits                                                   116,207,541          89,909,883
   Increase (decrease) in aggregate reserves for life
     policies and contracts                                             (29,300,525)          1,896,562
   Interest on policy funds                                                   2,200               5,147
   Commissions                                                            3,145,745           3,738,319
   Other operating expenses                                               3,777,923           3,831,090
   Taxes, licenses and fees                                                 444,034           1,587,207
   Net transfers to separate account                                      6,485,371          14,932,076
                                                                  ------------------  ------------------

Total benefits and expenses                                             134,318,771         146,118,701
                                                                  ------------------  ------------------

Net gain from operations before federal income
  taxes and realized capital gain (loss)                                 14,071,238          13,322,345

Federal income taxes                                                      4,378,256           3,888,927
                                                                  ------------------  ------------------
Net gain from operations before net realized capital gain (loss)          9,692,982           9,433,418

Net realized capital gain (loss) (net of federal income taxes
  and transfer to interest maintenance reserve)                           1,134,335             (45,267)
                                                                  ------------------  ------------------
Net income                                                             $ 10,827,317         $ 9,388,151
                                                                  ==================  ==================



                            WM LIFE INSURANCE COMPANY
          (A Wholly Owned Subsidiary of SAFECO Life Insurance Company)

          STATUTORY BASIS STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS


                                            Year Ended December 31,
                                     -------------------------------------------
                                            1997                    1996
                                     --------------------    -------------------

Beginning balance                          $ 70,923,561            $ 76,487,228

Net income                                   10,827,317               9,388,151
Change in unrealized gain (loss)             (1,307,755)              1,163,744
Change in asset valuation reserve             4,818,308                (889,480)
Dividend paid to former parent               (8,144,000)            (15,000,000)
Other decreases, net                             (3,710)               (226,082)
                                     --------------------    -------------------
Net change in capital and surplus             6,190,160              (5,563,667)
                                     --------------------    -------------------

Ending balance                             $ 77,113,721            $ 70,923,561
                                     ====================    ===================


                            WM LIFE INSURANCE COMPANY
          (A Wholly Owned Subsidiary of SAFECO Life Insurance Company)

                     STATUTORY BASIS STATEMENTS OF CASH FLOW



                                                              Year Ended December 31,
                                                      ----------------------------------------
                                                            1997                  1996
                                                      ------------------    ------------------
OPERATIONAL ITEMS PROVIDING CASH:

Premiums and annuity considerations                        $ 85,816,266          $ 96,677,069
Investment income received                                   63,109,832            63,726,183
Other income received                                         1,269,531               906,243
                                                      ------------------    ------------------
                                                            150,195,629           161,309,495

OPERATIONAL ITEMS APPLYING CASH:

Surrender benefits paid                                     116,207,541            89,909,884
Other benefits paid                                          31,848,004            29,928,978
Commissions, other expenses and taxes paid                    8,091,507             9,277,385
Net transfers to separate account                             6,731,512            15,846,744
Federal income taxes paid                                     3,322,769             3,287,461
                                                      ------------------    ------------------

Net cash provided by (used in) operations                   (16,005,704)           13,059,043

INVESTING ACTIVITIES:
Investments sold, matured or repaid                         353,591,233           119,296,943
Cost of investments acquired                                (50,682,556)         (164,230,377)
                                                      ------------------    ------------------
Net cash provided by (used in) investing activities         302,908,677           (44,933,434)

OTHER SOURCES AND USES:
Borrowed money, net                                         (79,288,889)           51,538,889
Other sources                                                    11,903             1,413,546
Other uses                                                   (8,267,647)          (15,531,373)
                                                      ------------------    ------------------
Net cash provided by (used in) other sources and uses       (87,544,633)           37,421,062

Net increase in cash and short-term investments             199,358,340             5,546,671

CASH AND SHORT-TERM INVESTMENTS:

    Beginning of year                                        11,393,054             5,846,383
                                                      ------------------    ------------------

    End of year                                           $ 210,751,394          $ 11,393,054
                                                      ==================    ==================


Note: Cash and short-term investments consist of balances on-hand, deposits in banks, and money market funds.


                            WM LIFE INSURANCE COMPANY
          (A Wholly-Owned Subsidiary of SAFECO Life Insurance Company)

                  NOTES TO STATUTORY BASIS FINANCIAL STATEMENTS
                                DECEMBER 31, 1997


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business
-----------------------------------

WM Life Insurance Company (the Company), along with its wholly-owned subsidiary Empire Life Insurance Company (Empire Life), is a wholly-owned subsidiary of SAFECO Life Insurance Company (SAFECO Life). SAFECO Life is a wholly owned subsidiary of SAFECO Corporation, which is a Washington corporation whose subsidiaries engage primarily in insurance and financial service businesses.

On December 31, 1997, SAFECO Life acquired WM Life and Empire Life from Washington Mutual Inc. (the Bank) for $105.8 million.

The Company concentrates its activities in the annuity market. The Company issues flexible and single premium deferred annuities and single premium immediate annuities. These products are distributed to individuals primarily through the various distribution channels of the Bank. The Company is currently licensed in seven states, primarily in the Western region of the United States.


Basis of Presentation
---------------------

The financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Arizona, (the Department), and include such amounts based on the best estimates and judgments of management. Certain reclassifications have been made to prior year financial information to conform to the current year classification.

"Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, and may differ from company to company within a state, and may change in the future. However, the Company has no material permitted accounting practices.

Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of "prescribed" statutory accounting practices. Accordingly, that project, which is expected to be completed in the near future, will likely change the definitions of what comprises prescribed statutory practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory basis financial statements. Those changes are not expected to have a material effect on the financial statements of the Company. Statutory accounting practices differ in certain respects from generally accepted accounting principles. The most significant differences, as relates to the Company, are as follows:

     The investment in Empire Life is accounted for under the equity method. The investment was originally recorded at the cost to acquire and was subsequently adjusted for amortization of goodwill and is increased or decreased by changes in capital and surplus of the subsidiary.

     Commissions and other acquisition costs relating to the issuance of new policies are charged to expense as incurred, except to the extent allowed for in the calculation of the provision for policy benefit reserves.

     Reserves for future policy benefits are based on statutory mortality, morbidity, and interest requirements without consideration of withdrawals, rather than on estimates reflecting historical experience or account value. For all products except annuities with income now payable, tabular interest was set equal to the increase in policy value due to interest credited. For all annuities with income now payable, tabular interest was determined by the formulas as described in the instructions of the annual statement (the instructions). tabular less actual reserve released and tabular cost were determined by the formulas as described in the instructions.

     The Company determines Tabular Interest for funds not involving life contingencies using the formulas as described in the instructions.

     Premiums due are recorded based on accounting practices prescribed by the Department. Premiums are recognized as revenue when due from policyholders. Assumed reinsurance premiums and claims are accounted for on a basis consistent with the terms of the reinsurance contracts.

     Guaranty fund assessments are recognized as levied by the respective state guaranty fund.

     Investments are carried at values derived from accounting practices prescribed by the Department, as described under "Investments" below. Substantially all realized capital gains and losses on investments are excluded from statutory income and are charged to either the Asset Valuation Reserve or the Interest Maintenance Reserve, depending on their classification. The Interest Maintenance Reserve is reported as a liability and is amortized into income over a period of up to 30 years. The Asset Valuation Reserve is reported as a liability and as an appropriation of surplus.

     The provision for income taxes is based upon income that is estimated to be currently taxable.

     Certain assets designated as "non-admitted" have been charged against unassigned surplus.

Investments
-----------

Investments are valued in accordance with the requirements of the NAIC. Debt securities, primarily bonds eligible for amortization, are valued at amortized cost. Bonds which the NAIC determines are ineligible for amortization are valued at the investment value as determined by the NAIC.

Bonds not backed by other loans are valued at amortized cost using the scientific method. Loan-backed bonds and structured securities are valued at amortized cost using the interest method including an anticipated level of prepayments determined at the date of purchase. Significant changes in estimated cash flows or prepayment rates are incorporated quarterly and are accounted for using the retrospective adjustment method.

The Company owned no mortgage loans at December 31, 1997.

In the prior year, residential mortgage loans were stated at the aggregate unpaid balance less unaccreted discounts plus unamortized premiums. All loans were fully collateralized by a deed of trust on residential real property with a maximum loan to value ratio on any individual loan at inception of 75%. Substantially all of the collateral for the Company's residential mortgage loans were located in the Pacific Northwest.

In the prior year, commercial mortgage loans were stated at the aggregate unpaid balance less unaccreted discounts plus unamortized premiums. All loans were FHA or GNMA guaranteed and fully collateralized by a deed of trust on commercial real property with a maximum loan to value ratio on any individual loan at inception of 90%.

The Company owned no Federal Home Loan Bank (FHLB) common stock at December 31, 1997.

In the prior year, FHLB stock was carried at estimated market value, which was the original cost plus any stock dividends. The difference between market and book was treated as an unrealized gain and was included in capital and surplus.

Realized gains and losses from sales of securities are determined on a specific identification method.

Unrealized investment gains and losses were accounted for as direct increases or decreases in the Company's surplus. Income tax effects of unrealized gains and losses were not recognized. Unrealized investment gains and losses have been determined based on values prescribed by valuation procedures established by the NAIC and are not derived from the fair value amounts disclosed in notes B and C.

Aggregate Reserve for Life Policies and Contracts
-------------------------------------------------

The aggregate reserve for life policies and contracts is comprised substantially of annuities. The reserve for annuity contracts is calculated using the Commissioner's Annuity Reserve Valuation Method (CARVM) on an issue year basis with interest rates ranging from 5.25% to 8.40%, as prescribed or permitted by state regulatory authorities.

Asset Valuation Reserve
-----------------------

The Asset Valuation Reserve (AVR) is maintained as prescribed by the NAIC for the purpose of stabilizing the Company's surplus against realized capital gains and losses on disposition or ultimate realization of bonds and residential and commercial mortgages for which the asset quality has deteriorated and unrealized losses from bonds ineligible for amortization. The change in the AVR is reflected as a direct increase or decrease in the Company's surplus.

Interest Maintenance Reserve
----------------------------

The Interest Maintenance Reserve (IMR) is maintained as prescribed by the NAIC for the purpose of stabilizing the Company's net income for realized capital gains and losses on disposition of bonds for which the interest rate has fluctuated since they were purchased. These gains and losses are amortized to income, using the grouped method, over the approximate remaining periods to maturity of the securities sold. The Company changed from the seriatim to the grouped method in 1997.

The change in the IMR is reflected as a direct charge against realized gains or losses. Amortization of the IMR is included in other income on the statutory statement of operations.

Federal Income Taxes
--------------------

The Company qualifies as a life insurance company under current tax regulations. Beginning with 1989, the Company joined in the filing of a consolidated income tax return with the Bank. The allocation of federal income tax liability to the Company approximates the tax that would be due if the Company filed a separate return. The Company will continue to participate in the filing of a consolidated income tax return with the Bank for year ended December 31, 1997. Although the Company was purchased by SAFECO Life Insurance Company on December 31, 1997, the Company will not file a consolidated return with SAFECO Life for a period of five years from the date of purchase.

Separate Account Assets and Liabilities
---------------------------------------

Separate Account assets and liabilities relate to the Company's Cascade Variable Annuity (formerly the Composite Deferred Variable Annuity), which was formed on December 23, 1986 and commenced operations in 1987. The Company added the Scudder International Fund, the Scudder Capital Growth Fund and the Scudder Money Market Fund to the Separate Account in 1997. The Separate Account is registered under the Investment Company act of 1940, as amended, as a unit investment trust. The assets of the Separate Account, which consist of common stocks, are the property of the Company and are reported at market. The liabilities of the Separate Account represent reserves established to meet withdrawal and future benefit payment provisions of variable annuity contracts. The assets of the Separate Account are not subject to liabilities arising out of any other business the Company may conduct. Investment risks associated with market value changes are borne by the clients. The operations of the Separate Account, excluding investment gains and losses allocable solely to the contract holders, are combined with the general account of the Company in the Statements of Operations under the appropriate captions. These amounts are offset by a corresponding increase or decrease in net transfers to Separate Account. This presentation has no effect on the net income of the Company. The net asset balance of the Separate Account represents the net contribution of the Company to the Account.

NOTE B - DEBT SECURITIES:

The statement value, gross unrealized gains and losses, and estimated fair value of investments in debt securities are as follows:

                                                                   December 31, 1997
                                   ---------------------------------------------------------------------------------
                                                              Gross               Gross               Estimated
                                       Statement           Unrealized           Unrealized              Fair
                                         Value                Gains               Losses                Value
                                   ------------------   ------------------   ------------------   ------------------
US Treasury Notes and
  Obligations of US
  Government Agencies              $       8,522,187    $         696,653    $         (13,043)   $       9,205,797
Debt Securities Issued by the
  Canadian Government                     11,666,729              585,979              (48,840)          12,203,868
Corporate and Public Utility
   Debt Securities                       445,298,670           19,433,071             (683,700)         464,048,041
Mortgage-backed Securities:
  - US Government  Agencies               58,519,180            1,094,999             (111,066)          59,503,113
  - Privately Issued                      75,212,936            3,024,292             (678,905)          77,558,323
                                   -----------------   ------------------    ------------------    ------------------
Total                              $     599,219,702    $      24,834,994    $      (1,535,554)    $     622,519,142
                                   =================   ==================    ==================    ==================


                                                                   December 31, 1996
                                   ----------------------------------------------------------------------------------
                                                              Gross                Gross               Estimated
                                       Statement           Unrealized            Unrealized              Fair
                                         Value                Gains                Losses                Value
                                   -----------------    -----------------     -----------------    ------------------
US Treasury Notes and
  Obligations of US
  Government Agencies              $      10,590,739    $         692,642     $        (33,155)    $       11,250,226
Debt Securities Issued by the
  Canadian Government                     16,066,416            1,019,107                    0             17,085,523
Corporate and Public Utility
  Debt Securities                        436,901,656           12,754,786           (3,954,324)           445,702,118
Mortgage-backed Securities:
  - US Government Agencies                56,951,999              556,622             (879,167)            56,629,454
  - Privately Issued                      88,718,030            1,229,040             (958,627)            88,988,443
                                   -----------------   ------------------    ------------------    ------------------

Total                              $     609,228,840   $       16,252,197     $     (5,825,273)    $      619,655,764
                                   =================   ==================     =================    ==================

Certain bonds with statement values of $1,096,831 and $1,095,977 were on deposit with various regulatory authorities at December 31, 1997 and 1996, respectively.

The mortgage-backed securities portfolio contains adjustable and fixed-rate private issue mortgage-backed securities ("private issue securities") and collateralized mortgage obligations that expose the Company to certain risks that are not inherent in U.S. government agency securities, primarily credit risk and liquidity risk. Because of this added risk, private issue securities have historically paid a greater rate of interest than agency securities, enhancing the overall yield of the portfolio. Such securities are not guaranteed by the U.S. government or one of its agencies. Consequently, there is the possibility of loss of the principal investment. For this reason, it is possible that the Company will not receive an enhanced overall yield on the portfolio and, in fact, could incur a loss. Additionally, the Company may not be able to sell such securities in certain market conditions as the number of interested buyers may be limited at that time. Furthermore, the complex structure of certain collateralized mortgage obligations in the Company's portfolio increases the difficulty in assessing the portfolio's risk and its fair value. Examples of some of the more complex structures include certain collateralized mortgage obligations where the Company holds subordinated traunches and certain securities that contain a significant number of jumbo, nonconforming loans. In 1996, in an effort to reduce the aforementioned risks, the Company instituted a policy of performing a credit review on each individual security prior to purchase. Such a review includes consideration of the collateral characteristics, borrower payment histories and information concerning loan delinquencies and losses of the underlying collateral. After a security is purchased, similar information is monitored on a periodic basis. Furthermore, the Company has established internal guidelines limiting the geographic concentration of the underlying collateral.

The statement value and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations, with or without prepayment penalties.

                                                                Estimated
                                            Statement             Fair
                                              Value               Value
                                         -----------------   -----------------

Due in One Year or Less                   $    34,459,939     $    34,618,035
Due After One Year Through Five Years         170,402,682         175,321,585
Due After Five Years Through Ten Years        166,282,131         173,147,100
Due After Ten Years                            94,342,834         102,370,986
                                         ----------------    ----------------
                                              465,487,586         485,457,706

Mortgage-backed Securities                    133,732,116         137,061,436
                                         ----------------    ----------------
                                          $   599,219,702     $   622,519,142
                                         ================    ================

Proceeds from sales of investments in debt securities during 1997 and 1996 were $13,600,000 and $36,200,000, respectively. Gross gains of $612,900 and $779,000 were realized in 1997 and 1996, respectively. Gross losses of $35,500 and $126,300 were realized in 1997 and 1996, respectively.

Due and accrued income was excluded from investment income on mortgage loans and bonds where interest is past due more than 90 days. The total amount excluded was $53,466 in 1996. Since the Company owned no mortgage loans at December 31, 1997, there was no past due interest for 1997.

Investment Income is recorded net of investment expenses of $5,822,221 and $5,769,138 for the years ended December 31, 1997 and 1996, respectively.

NOTE C - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and / or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value of financial instruments as of December 31 were as follows:

                                                          1997                             1996
-------------------------------------------------------------------------------------------------------------
                                              Statement           Fair           Statement         Fair
(dollars in thousands)                          Value             Value            Value           Value
-------------------------------------------------------------------------------------------------------------
Financial Assets
   Cash and Short-term Investments           $    210,751     $    210,751     $     11,393     $     11,393
   Common Stock - FHLB                                  0                0           13,997           13,997
   Debt Securities                                599,220          622,519          609,229          619,656
   Mortgage Loans                                       0                0          276,847          273,233
Assets Held in Separate Account                    96,587           96,587           71,551           71,551
------------------------------------------------------------------------------------------------------------
                                                  906,558          929,857          983,017          989,830
Financial Liabilities
    FHLB Advances                                       0                0           79,694           79,694
   Aggregate Reserve for Life
   Policies and Contracts                         743,167          740,222          772,467          784,878
Liabilities Related to Separate Account            95,443           95,443           70,699           70,699
------------------------------------------------------------------------------------------------------------
                                                  838,610          835,665          922,860          935,271
------------------------------------------------------------------------------------------------------------
               Net Financial Instruments     $     67,948     $     94,192     $     60,157     $     54,559
============================================================================================================

The following methods and assumptions were used to estimate fair value of each class of financial instrument as of December 31, 1997 and 1996:

Cash and Short-term Investments - The statement value represented fair value.
-------------------------------

Common Stock - FHLB - The fair value is based on the $100 par value. The Company
-------------------
sold all FHLB Stock prior to December 31, 1997.

Debt  Securities - The fair value of debt securities were based on quoted market
----------------
prices or dealer quotes. If a quoted price was not available, fair value is estimated using quoted market prices for similar securities.

Mortgage Loans - The fair value of conforming  residential and commercial  first
--------------
mortgage loans was determined by using the market price for loans with similar coupons and maturities. For nonconforming or "JUMBO" loans with maturities similar to conforming loans, an additional adjustment was made for credit risk. The Company sold all mortgage loans prior to December 31, 1997.

Aggregate  Reserve for Life Policies and Contracts - The fair value of annuities
--------------------------------------------------
with defined maturities is estimated by discounting projected cash flows using rates that would be offered for similar contracts with the same remaining maturities. For annuities with no defined maturities, fair value is estimated to be the present surrender value.

FHLB  Advances - These were valued using the  discounted  cash flow method.  The
--------------
discount rate was equal to the rate currently offered on similar borrowings. The Company had no advances outstanding at December 31, 1997.

Assets Held in Separate Accounts and Liabilities  Related to Separate Account -
-----------------------------------------------------------------------------
The statement value is a reasonable estimate of fair value since assets and liabilities of the separate account are carried at market value.

NOTE D - LIFE AND ANNUITY RESERVES

The Company's annuity reserves and deposit fund liabilities at December 31 are summarized as follows:

Subject to discretionary withdrawal
(with adjustment):                      $         -    0.0%  $         -    0.0%
 With market value adjustment
 At book value, less surrender charge
  of 5% or more                          117,991,994  14.1     76,063,075   9.0
 At market value                          95,442,725  11.4     70,699,408   8.4
                                        ----------------------------------------
Total with adjustment or at market value 213,434,719  25.5    146,762,483  17.4

Subject to discretionary withdrawal
(without adjustment):
 At book value (minimal or no charge
  or adjustment                          582,976,922  69.5    661,649,853  78.5
Not subject to discretionary withdrawal   41.800,346   5.0     34,232,182   4.1
                                        ----------------------------------------
Total annuity actuarial reserves and
 deposit fund liabilities               $838,211,987 100.0%  $842,644,518 100.0%
                                        ========================================
NOTE E - REINSURANCE

All of the Company's credit and mortgage insurance business is obtained through reinsurance agreements which generally limit the Company's assumed liability for benefits to a maximum of $20,000. In 1988, the Company entered into a reinsurance agreement with Midwestern United Life Insurance Company whereby the Company assumed 80% of the flexible premium annuity business written under the contract. In 1990, the contract was terminated as to the writing of new business. However, the Company continues to administer the policies written under the contract and accept subsequent premiums on existing contracts. Included in the accompanying consolidated financial statements are the following amounts relating to business obtained through reinsurance.

                                         1997             1996
                                     --------------   --------------
Premium Revenue                      $   1,105,430    $     390,663

Policy Benefits and Reserve Changes      1,487,601        1,030,969

Future Policy Benefits
                 Credit                    297,000          426,450

                 Annuities              13,752,000       14,342,500

Net life insurance in force under reinsured policies were $157,528,000 and $144,220,000 as of December 31, 1997 and 1996, respectively. The Company's insurance in force is comprised primarily of life insurance assumed. The Company's reinsurance treaties are predominantly written on a yearly renewable term basis.

NOTE F - FEDERAL INCOME TAXES:
The difference between taxes as provided at statutory rates and the current effective rate is caused primarily by differences in conventions under which policy and contract reserves are established on a tax basis as compared to those utilized in preparing statutory basis financial statements, along with differences in timing of recognition of policy acquisition costs.

NOTE G - SEPARATE ACCOUNT

Funds received from sales of individual variable annuities are held in segregated asset accounts, all of which are non-guaranteed. The assets of these accounts are held at market value.

Information regarding the Separate Account of the Company for the year ended December 31, 1997 follows:

     Premiums and other deposit funds                            $  12,329,022
                                                                 =============

     Reserves at December 31, 1997:
      For accounts with assets at market value                   $  92,217,570
                                                                 =============

A reconciliation of the amounts transferred to and from the Separate Account for the year ended December 31, 1997, follows:

     Transfers as reported in the Summary of
      Operations of the Separate Account Annual Statement:
        Transfers to Separate Account                            $  12,347,667
        Transfers from Separate Account                             (6,985,804)
        Reserve adjustment                                           1,123,508
                                                                 --------------
     Transfers as reported in the Summary of Operations          $   6,485,371
                                                                 ==============

NOTE H - DIVIDEND AVAILABILITY

The Company is restricted as to the amount of dividends which can be paid to its shareholder without prior approval of the State of Arizona Insurance Commissioner. The amount is the lesser of 10% of the Company's unassigned surplus or the net gain from operations.

In 1997 and 1996, the Company paid a dividend to the Bank in the amount of $8,144,000 and $15,000,000 respectively.

NOTE I - TRANSACTIONS WITH AFFILIATES
The Company has an agreement to share cost of certain administrative services and overhead with Empire Life. Under the terms of the agreement, Empire Life paid fees aggregating $150,000 to the Company for the years ended December 31, 1997 and 1996.

There were no amounts due to / from affiliates as of December 31, 1997 and 1996.

NOTE J - IMPACT OF YEAR 2000 (Unaudited)

The Company will rely upon the computer systems of its parent, SAFECO Life by the year 2000. Some of SAFECO Life's older computer programs were written using two digit rather than four to define the applicable year. As a result, those computer programs have time sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This is commonly called the "Year 2000 problem." SAFECO Life has completed its assessment and has been modifying and replacing portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. No costs related to the Year 2000 will be directly charged to the Company. Based on the current progress and continuing modifications, SAFECO Life believes that it will be Year 2000 compliant and that the Year 2000 problem will not pose significant operational problems for its computer systems.

                Report of Ernst & Young LLP, Independent Auditors
                           Other Financial Information

Board of Directors
WM Life Insurance Company

Our audit was conducted for the purpose of forming an opinion on the statutory basis financial statements taken as a whole. The accompanying Supplemental Schedule of Selected Financial Data is presented to comply with the National Association of Insurance Commissioners' Annual Statement Instructions and is not a required part of the statutory basis financial statements. Such information has been subjected to the auditing procedures applied in our audit of the statutory basis financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the statutory basis financial statements taken as a whole.

This report is intended solely for the use of the Company and for filing with stated insurance regulatory authorities and should not be used for any other purpose.

\s\ Ernst & Young LLP
Seattle, Washington
March 20, 1998

                            WM LIFE INSURANCE COMPANY
          (A Wholly Owned Subsidiary of SAFECO Life Insurance Company)

                Supplemental Schedule of Selected Financial Data
                          Year Ended Decemeber 31, 1997


Investment Income Earned:
  Government Bonds                                                  $ 4,564,177
                                                                  --------------
  Other Bonds (unaffiliated)                                         41,044,918
                                                                  --------------
  Bonds of Affiliates                                                         -
                                                                  --------------
  Preferred Stocks (unaffiliated)                                             -
                                                                  --------------
  Preferred Stocks of Affiliates                                              -
                                                                  --------------
  Common Stocks (unaffiliated)                                              168
                                                                  --------------
  Common Stocks of Affiliates                                                 -
                                                                  --------------
  Mortgage Loans                                                     18,944,460
                                                                  --------------
  Real Estate                                                                 -
                                                                  --------------
  Premium Notes, Policy Loans and Liens                                     146
                                                                  --------------
  Collateral Loans                                                            -
                                                                  --------------
  Cash on Hand and on Deposit                                           209,375
                                                                  --------------
  Short-term Investments                                              1,274,747
                                                                  --------------
  Other Invested Assets                                                       -
                                                                  --------------
  Derivatives Instruments                                                     -
                                                                  --------------
  Aggregate Write-ins for Investment Income                                 375
                                                                  --------------

  Gross Investment Income                                          $ 66,038,366
                                                                  ==============

Real Estate Owned - Book Value less Encumbrances                            $ -
                                                                  ==============

Mortgage Loans - Book Value:
  Farm Mortgages                                                            $ -
                                                                  --------------
  Residential Mortgages                                                       -
                                                                  --------------
  Commercial Mortgages                                                        -
                                                                  --------------

  Total Mortgages                                                           $ -
                                                                  ==============

Mortgage Loans By Standing - Book Value:
  Good Standing                                                             $ -
                                                                  ==============
  Good Standing with Restructured Terms                                     $ -
                                                                  ==============
  Interest Overdue More Than 3 Months, Not in Foreclosure                   $ -
                                                                  ==============
  Foreclosure in Process                                                    $ -
                                                                  ==============

Other Long Term Assets - Statement Value                                $ 2,709
                                                                  ==============
Bonds and Stocks of Parents, Subsidiaries and Affiliates-Book Value:
  Bonds                                                                     $ -
                                                                  ==============
  Preferred Stock                                                           $ -
                                                                  ==============
  Common Stocks                                                    $ 12,000,830
                                                                  ==============

Bonds by Class and Maturity:
  Bonds by Maturity - Statement Value:
                      Due Within One Year or Less                  $ 43,237,076
                                                                  --------------
                      Over 1 Year Through 5 Years                   200,556,044
                                                                  --------------
                      Over 5 Year Through 10 Years                  198,091,206
                                                                  --------------
                      Over 10 Year Through 20 Years                  76,302,631
                                                                  --------------
                      Over 20 Years                                  81,032,745
                                                                  --------------

                      Total by Maturity                           $ 599,219,702
                                                                  ==============

  Bonds by Class - Statement Value:
                      Class 1                                     $ 424,279,676
                                                                  --------------
                      Class 2                                       173,178,008
                                                                  --------------
                      Class 3                                                 -
                                                                  --------------
                      Class 4                                         1,762,018
                                                                  --------------
                      Class 5                                                 -
                                                                  --------------
                      Class 6                                                 -
                                                                  --------------

                      Total by Class                              $ 599,219,702
                                                                  ==============

  Total Bonds Publicly Traded                                     $ 574,860,418
                                                                  ==============
  Total Bonds Privately Traded                                     $ 24,359,284
                                                                  ==============

  Preferred Stocks - Statement Value                                        $ -
                                                                  ==============
  Common Stocks - Market Value                                              $ -
                                                                  ==============
  Short Term Investments - Book Value                             $ 207,178,875
                                                                  ==============
  Financial Options Owned - Statement Value                                 $ -
                                                                  ==============
  Financial Options Written and In Force - Statement Value                  $ -
                                                                  ==============
  Financial Contracts Open - Current Price                                  $ -
                                                                  ==============
  Cash on Deposit                                                   $ 3,572,519
                                                                  ==============

  Life Insurance In Force
                      Industrial
                                                                  ==============
                      Ordinary                                        $ 400,000
                                                                  ==============
                      Credit Life                                   $ 2,983,000
                                                                  ==============
                      Group Life                                  $ 139,885,000
                                                                  ==============

  Amount of Accidental Death Insurance
  In Force Under Ordinary Policies                                          $ -
                                                                  ==============

  Life Insurance Polices with Disability Provisions In Force
                      Industrial                                            $ -
                                                                  ==============
                      Ordinary                                              $ -
                                                                  ==============
                      Credit Life                                           $ -
                                                                  ==============
                      Group Life                                            $ -
                                                                  ==============

  Supplementary Contracts In Force
                      Ordinary - Not Involving Life Contingencies           $ -
                                                                  ==============
                      Amount on Deposit                                     $ -
                                                                  ==============
                      Income Payable                                        $ -
                                                                  ==============

       Ordinary - Involving Life Contingencies
                      Income Payable                                        $ -
                                                                  ==============

       Group - Not Involving Life Contingencies
                      Amount of Deposit                                     $ -
                                                                  ==============
                      Income Payable                                        $ -
                                                                  ==============

       Group - Involving Life Contingencies
                      Income Payable                                        $ -
                                                                  ==============

  Annuities:
       Ordinary
                      Immediate - Amount of Income Payable          $ 8,839,736
                                                                  ==============
                      Deferred - Fully Paid Account Balance         $ 37,438,730
                                                                  ==============
                      Deferred - Not Fully Paid - Account Balance $ 673,909,081
                                                                  ==============

       Group
                      Amount of Income Payable                              $ -
                                                                  ==============
                      Fully Paid Account Balance                            $ -
                                                                  ==============
                      Not Fully Paid - Account Balance                      $ -
                                                                  ==============

  Accident and Health Insurance - Premiums In Force
       Ordinary                                                             $ -
                                                                  ==============
       Group                                                                $ -
                                                                  ==============
       Credit                                                         $ 234,730
                                                                  ==============

  Deposit Funds and Dividend Accumulations:
       Deposit Funds - Account Balance                                      $ -
                                                                  ==============
       Dividend Accumulations - Account Balance                             $ -
                                                                  ==============

  Claim Payments 1997, 1996 & 1995
       Group Accident and Health Year - Ended December 31,
                      1997                                             $ 33,526
                                                                  ==============
                      1996                                             $ 60,562
                                                                  ==============
                      1995                                             $ 78,543
                                                                  ==============

       Other Accident & Health
                      1997                                                  $ -
                                                                  ==============
                      1996                                                  $ -
                                                                  ==============
                      1995                                                  $ -
                                                                  ==============

       Other Coverages That Use Developmental Methods
       to Calculate Claims Reserves
                      1997                                                  $ -
                                                                  ==============
                      1996                                                  $ -
                                                                  ==============
                      1995                                                  $ -
                                                                  ==============

                Report of Ernst & Young LLP, Independent Auditors

To the Board of Directors of WM Life Insurance Company and
  Participants of WM Life Deferred Variable Annuity Account

We have audited the accompanying statement of net assets and liabilities of WM Life Deferred Variable Annuity Account (comprising, respectively, the Growth and Income, Income, Northwest, International, Capital Growth, and Money Market Sub-Accounts) as of December 31, 1997, and the related statements of operations and changes in net assets for each of the periods indicated therein. These financial statements are the responsibility of WM Life Deferred Variable Annuity Account's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of WM Life Deferred Variable Annuity Account for the year ended December 31, 1996, were audited by other auditors whose report, dated March 28, 1997, expressed an unqualified opinion on the statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of portfolio shares owned as of December 31, 1997, by correspondence with the underlying portfolio of each sub-account. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of each of the sub-accounts constituting WM Life Deferred Variable Annuity Account at December 31, 1997, the results of their operations, and the changes in their net assets for each of the periods indicated therein, in conformity with generally accepted accounting principles.


Seattle, Washington
March 20, 1998

                        CASCADE DEFERRED VARIABLE ACCOUNT
                          OF WM LIFE INSURANCE COMPANY

                             STATEMENT OF NET ASSETS

                                December 31, 1997



                                                                          Composite Sub-Accounts
                                                 ------------------------------------------------------
                                                                                          Northwest
                                                       Growth            Income              50
                                                      Portfolio        Portfolio          Portfolio
                                                   ---------------- -----------------  ----------------
Investment In Shares of the Composite
  Deferred Series, Inc. portfolios at
  net asset value                                     $ 57,254,686      $ 18,364,173      $ 19,923,975
                                                   ================ =================  ================

Net Assets, representing:
  Equity of Contract-holders                          $ 57,023,289     $ 18,324,355      $ 19,050,770
  Equity of WM Life Insurance Co.                          231,397           39,818           873,205
                                                   ---------------- -----------------  ----------------

                                                      $ 57,254,686      $ 18,364,173      $ 19,923,975
                                                   ================ =================  ================


                                                                           Scudder Sub-Accounts
                                                   ---------------------------------------------------
                                                                        Capital            Money
                                                    International        Growth           Market
                                                      Portfolio        Portfolio         Portfolio
                                                   ---------------- ----------------- ----------------
Investment In Shares of the Scudder
  Variable Life Investment Fund
  portfolios at net asset value                          $ 348,094         $ 546,304        $ 149,914
                                                   ================ ================= ================

Net Assets, representing:
  Equity of Contract-holders                             $ 348,094         $ 546,304        $ 149,914
  Equity of WM Life Insurance Co.                                0                 0                0
                                                   ---------------- ----------------- ----------------

                                                         $ 348,094         $ 546,304        $ 149,914
                                                   ================ ================= ================


                        CASCADE DEFERRED VARIABLE ACCOUNT
                          OF WM LIFE INSURANCE COMPANY

                             STATEMENT OF OPERATIONS

                                December 31, 1997



                                                                                   Composite Sub-Accounts
                                                          ------------------------------------------------------
                                                                                                  Northwest
                                                                Growth            Income              50
                                                              Portfolio         Portfolio         Portfolio
                                                           ----------------- ----------------- -----------------
INVESTMENT INCOME

  Dividend Distributions                                        $ 3,658,611       $ 1,136,580         $ 410,113

EXPENSES
  Charges to Contract-holders:
   Mortality and Expense Risks                                      610,070           210,912           195,334
   Surrender Charge                                                  48,365            11,188            16,696
   Contract Maintenance                                              19,763             4,195             6,133
                                                           ----------------- ----------------- -----------------
       Total Expenses                                               678,198           226,295           218,163
                                                           ----------------- ----------------- -----------------

INCOME/(LOSS) ,NET                                                2,980,413           910,285           191,950

REALIZED AND UNREALIZED GAIN / (LOSS)
ON INVESTMENTS, NET
  Capital Gain / (Loss) Distributions Received                      869,463            20,072           312,864
  Unrealized Increase   in Value of Investments, Net              8,493,421           644,931         3,857,133
                                                           ----------------- ----------------- -----------------

NET GAIN ON INVESTMENTS                                           9,362,884           665,003         4,169,997
                                                           ----------------- ----------------- -----------------

NET INCREASE  IN NET ASSETS
RESULTING FROM OPERATIONS                                      $ 12,343,297       $ 1,575,288       $ 4,361,947
                                                           ================= ================= =================

                                                                                   Scudder Sub-Accounts*
                                                           ----------------------------------------------------
                                                                                 Capital            Money
                                                            International         Growth           Market
                                                              Portfolio         Portfolio         Portfolio
                                                           ----------------- ----------------- ----------------
INVESTMENT INCOME

  Dividend Distributions                                                $ -               $ -          $ 3,439

EXPENSES
  Charges to Contract-holders:
   Mortality and Expense Risks                                        1,589             2,598              933
   Surrender Charge                                                       -                 -                -
   Contract Maintenance                                                   -                 -                -
                                                           ----------------- ----------------- ----------------
       Total Expenses                                                 1,589             2,598              933
                                                           ----------------- ----------------- ----------------

INCOME/(LOSS) ,NET                                                   (1,589)           (2,598)           2,506

REALIZED AND UNREALIZED GAIN / (LOSS)
ON INVESTMENTS, NET
  Capital Gain / (Loss) Distributions Received                           77                76                -
  Unrealized Increase   in Value of Investments, Net                (10,247)           18,724              668
                                                           ----------------- ----------------- ----------------

NET GAIN ON INVESTMENTS                                             (10,170)           18,800              668
                                                           ----------------- ----------------- ----------------

NET INCREASE  IN NET ASSETS
RESULTING FROM OPERATIONS                                         $ (11,759)         $ 16,202          $ 3,174
                                                           ================= ================= ================
*For the period from May 1, 1997 (inception date) to December 31, 1997


                        CASCADE DEFERRED VARIABLE ACCOUNT
                          OF WM LIFE INSURANCE COMPANY

                             STATEMENT OF OPERATIONS

                                December 31, 1996




                                                                                              Composite Sub-Accounts
                                                        -------------------------------------------------------------------
                                                            Money                                             Northwest
                                                            Market           Growth           Income             50
                                                          Portfolio         Portfolio        Portfolio        Portfolio
                                                        ---------------  ---------------- ---------------- ----------------
INVESTMENT INCOME

  Dividend Distributions                                       $ 3,989         $ 517,216      $ 1,050,810         $ 54,083

EXPENSES
  Charges to Contract-holders:
   Mortality and Expense Risks                                                   391,086          195,150          111,523
   Surrender Charge                                                               18,167            7,171            2,662
   Contract Maintenance                                                           26,035            7,588            4,383
                                                        ---------------  ---------------- ---------------- ----------------
       Total Expenses                                                -           435,287          209,909          118,568
                                                        ---------------  ---------------- ---------------- ----------------

INCOME/(LOSS) ,NET                                             $ 3,989            81,929          840,901          (64,485)

REALIZED AND UNREALIZED GAIN / (LOSS)
ON INVESTMENTS, NET
  Capital Gain / (Loss) Distributions Received                       -           188,787            3,063           88,547
  Unrealized Increase   in Value of Investments, Net                 -         5,895,061         (620,989)       1,918,060
                                                        ---------------  ---------------- ---------------- ----------------

NET GAIN ON INVESTMENTS                                                        6,083,848         (617,926)       2,006,607
                                                        ---------------  ---------------- ---------------- ----------------

NET INCREASE  IN NET ASSETS
RESULTING FROM OPERATIONS                                      $ 3,989       $ 6,165,777        $ 222,976      $ 1,942,122
                                                        ===============  ================ ================ ================



                        CASCADE DEFERRED VARIABLE ACCOUNT
                          OF WM LIFE INSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS

                                December 31, 1997



                                                                           Composite Sub-Accounts
                                                  ------------------------------------------------------
                                                                                           Northwest
                                                        Growth            Income              50
                                                       Portfolio         Portfolio         Portfolio
                                                    ----------------  ----------------  ----------------
OPERATIONS:

   Income/(Loss), Net                                   $ 2,980,413         $ 910,285         $ 191,950

  Capital Gain / (Loss) Distribution Received               869,463            20,072           312,864
  Unrealized Increase  in Value of
  Investments, Net                                        8,493,421           644,931         3,857,133
                                                    ----------------  ----------------  ----------------

  Net Increase  in Net Assets
  Resulting from Operations                              12,343,297         1,575,288         4,361,947

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM PREMIUM
PAYMENTS AND OTHER OPERATING
TRANSFERS                                                 3,511,410          (596,756)        2,796,782
                                                    ----------------  ----------------  ----------------

TOTAL INCREASE IN NET ASSETS                             15,854,707           978,532         7,158,729

NET ASSETS:
  Beginning of Year                                      41,399,979        17,385,641        12,765,246
                                                    ----------------  ----------------  ----------------

  End of Year                                          $ 57,254,686      $ 18,364,173      $ 19,923,975
                                                    ================  ================  ================



                                                                            Scudder Sub-Accounts*
                                                  ------------------------------------------------------
                                                                          Capital            Money
                                                     International        Growth            Market
                                                       Portfolio         Portfolio         Portfolio
                                                    ----------------  ----------------  ----------------
OPERATIONS:

   Income/(Loss), Net                                      $ (1,589)         $ (2,598)          $ 2,506

  Capital Gain / (Loss) Distribution Received                    77                76                 -
  Unrealized Increase  in Value of
  Investments, Net                                          (10,247)           18,724               668
                                                    ----------------  ----------------  ----------------

  Net Increase  in Net Assets
  Resulting from Operations                                 (11,759)           16,202             3,174

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM PREMIUM
PAYMENTS AND OTHER OPERATING
TRANSFERS                                                   359,853           530,102           146,740
                                                    ----------------  ----------------  ----------------

TOTAL INCREASE IN NET ASSETS                                348,094           546,304           149,914

NET ASSETS:
  Beginning of Year                                               -                 -                 -
                                                    ----------------  ----------------  ----------------

  End of Year                                             $ 348,094         $ 546,304         $ 149,914
                                                    ================  ================  ================
*For the period from May 1, 1997 (inception date) to December 31, 1997




                        CASCADE DEFERRED VARIABLE ACCOUNT
                          OF WM LIFE INSURANCE COMPANY

                       STATEMENT OF CHANGES IN NET ASSETS

                                December 31, 1996



                                                                           Composite Sub-Accounts
                                                  ------------------------------------------------------------------------
                                                       Money                                                Northwest
                                                       Market             Growth            Income              50
                                                     Portfolio          Portfolio         Portfolio         Portfolio
                                                  -----------------  ----------------- ----------------- -----------------
OPERATIONS:

   Income/(Loss), Net                                      $ 3,989           $ 81,929         $ 840,901         $ (64,485)

  Capital Gain / (Loss) Distribution Received                                 188,787             3,063            88,547
  Unrealized Increase  in Value of
  Investments, Net                                                          5,895,061          (620,989)        1,918,060
                                                  -----------------  ----------------- ----------------- -----------------

  Net Increase  in Net Assets
  Resulting from Operations                                $ 3,989          6,165,777           222,976         1,942,122

NET INCREASE (DECREASE) IN NET ASSETS
RESULTING FROM PREMIUM
PAYMENTS AND OTHER OPERATING
TRANSFERS                                                 (224,985)        10,783,500         1,960,748         3,328,405
                                                  -----------------  ----------------- ----------------- -----------------

TOTAL INCREASE IN NET ASSETS                              (220,996)        16,949,277         2,183,723         5,270,527

NET ASSETS:
  Beginning of Year                                        220,996         24,450,702        15,201,918         7,494,719
                                                  -----------------  ----------------- ----------------- -----------------

  End of Year                                                    -       $ 41,399,979      $ 17,385,641      $ 12,765,246
                                                  =================  ================= ================= =================



                       CASCADE DEFERRED VARIABLE ACCOUNT
                          OF WM LIFE INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS

                      YEARS ENDED DECEMBER 31, 1997 AND 1996


NOTE A - GENERAL:

The Composite Deferred Variable Account of WM Life Insurance Company (the Account) was established on December 23, 1986 under Arizona law as a separate investment account of WM Life Insurance Company (WM Life), which is a wholly-owned subsidiary of Safeco Life Insurance Company. The assets of the Account are segregated from WM Life's other assets.

The Account is registered under the Investment Act of 1940, as amended, as a unit investment trust. There are six sub-accounts within the Account, three of which invest only in a corresponding portfolio of the Composite Deferred Series, Inc. and three that invest only in a corresponding portfolio of the Scudder Variable Life Investment Fund. The underlying investments of the Funds are valued at fair value on the last day of the year. The Composite Fund is managed by Composite Research & Management Co. The Scudder Fund is managed by Scudder Insurance Asset Management.

On January 1, 1993, the Company added the fourth sub-account which invests in shares of the Northwest Fund Portfolio. At the same time, future deposits into the Money Market sub-account were temporarily suspended because the portfolio expenses and variable account charges currently exceeded the total investment income in that sub-account. The Money Market Portfolio was closed during the latter part of 1996. On May 1, 1997, the Company added three Scudder sub-accounts which invest in shares of the International Portfolio - Class B, Capital Growth Portfolio - Class B, and the Money Market Portfolio, respectively.

Assets of the Account are recorded at fair value, as determined by the fair value of the individual portfolios of the Funds. Unrealized gains (losses) are determined based on the change in fair value of the portfolios of the Funds during the year. Dividend distributions are recorded as Investment Income when received by the Account.

The increase in net assets resulting from premium payments and other operating transfers represents the net effect of premiums, surrenders and other transfers.

NOTE B - INVESTMENT INFORMATION FOR THE COMPOSITE
         DEFERRED SERIES, INC. PORTFOLIOS AND THE SCUDDER
         LIFE INVESTMENT FUND PORTFOLIOS

The net asset value per share for each portfolio of the Funds, the number of and activity in shares of each portfolio held by the sub-accounts of the Account, and the aggregate cost of investments in such shares as of and for the year ended December 31, 1997 were as follows -


                                              Shares                                    Shares       NAV Per
                                              Owned                                     Owned        Share at
                                           December 31,      Shares       Shares     December 31,   December 31,   Actual
                                               1996        Purchased       Sold          1997           1997        Cost
                                           ---------------------------------------------------------------------------------
Composite Growth & Income Portfolio         $1,702,313      $367,205     $(99,245)    $1,970,273      $29.06     $37,843,737
Composite Income Portfolio                   1,430,974       235,062     (208,808)     1,457,228       12.53      17,556,634
Composite North Portfolio                      700,075       184,533      (38,680)       845,928       23.55      12,934,144
Scudder International Portfolio                      -       24,872*        (202)*        24,670       14.11         358,340
Scudder Capital Growth Portfolio                     -       26,566*         (21)*        26,545       20.58         527,580
Scudder Money Market Portfolio                       -      219,825*     (70,580)*       149,245        1.00         149,245



NOTE C - CHARGES AND EXPENSES:

A.       Mortality and Expense Risk Charges -

         The variable annuity contract specifies mortality risk and expense risk charges at an effective annual rate of 1.2% applied daily against the net assets representing equity of contractholders held in each account.

B.       Contract Maintenance Charge -

         The variable annuity contract specifies that a contract maintenance charge be deducted from each contract, and assessed against the sub-account with the largest value. The maintenance charge for all contracts issued prior to April 29, 1988 was $2.50 per month. All contracts issued on or after April 29, 1988 are charged $30 annually on the anniversary date of the contract.

C.       Contingent Deferred Sales Charge -

         A contingent deferred sales charge (surrender charge) is imposed upon the withdrawal of funds from certain variable annuity contracts to compensate WM Life for sales and other marketing expenses during the first seven policy years. The amount of any sales charge will depend on the amount withdrawn and the number of contract years that have elapsed since the deposit date. No deferred sales charge is imposed on death benefits.


NOTE D - TAXES:

The operations of the sub-accounts form a part of, and are taxed with, the operations of WM Life. Under the Internal Revenue Code, all ordinary income and capital gains allocated to the contract owners are not taxed to WM Life. As a result, the net asset values of the sub-accounts and the Account in total, are not affected by federal income taxes on distributions received by the sub-accounts.


NOTE E - ACCUMULATION UNIT TRANSACTIONS:

The number of accumulation units purchased and withdrawn throughout the periods ended December 31 were as follows -

                                          1997                               1996
                           ----------------- ---------------- ----------------- -----------------
                             Accumulation     Accumulation      Accumulation      Accumulation
                                Units             Units            Units             Units
           Sub-Account        Purchased         Withdrawn        Purchased         Withdrawn
-------------------------- ----------------- ---------------- ----------------- -----------------
Composite Money Market*              -                -                 -                 -
Composite Growth & Income      180,381           94,177           374,607            56,643
Composite Income                74,857           93,657           162,060            92,251
Composite Northwest            143,464           39,729           191,512            28,057
Scudder International**         22,195                -                 -                 -
Scudder Capital Growth**        30,619                -                 -                 -
Scudder Money Market**          14,281            4,552                 -                 -

*Sub-account closed in 1996. No contractholder activity during 1996 or 1997. See
Note 1

**For the period from May 1, 1997 (inception date) to December 31, 1997.


The number of accumulation units and the unit value of such units were as follows at December 31, 1997 and 1996.


                           ---------------- --------------- ----------- -------------
          Sub-Account           Units          Unit Value      Units     Unit Value
-------------------------- ---------------- --------------- ----------- -------------
Composite Growth & Income   1,188,292.7224      $47.96       1,102,089    $37.43
Composite Income              577,882.8896       31.68         596,683     28.98
Composite Northwest           633,794.7227       30.06         530,060     22.89
Scudder International          22,194.9609       15.66               -         -
Scudder Capital Growth         30,619.3146       18.44               -         -
Scudder Money Market            9,728.7527       15.41               -         -